Exhibit 4.1

The Very Good Food Company | 2020 Annual Report CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 (Expressed in Canadian dollars)

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of The Very Good Food Company Inc.

Opinion

We have audited the consolidated financial statements of The Very Good Food Company Inc. (the “Entity”), which comprise:

•	the consolidated statement of financial position as at December 31, 2020

•	the consolidated statements of net loss and comprehensive loss, changes in equity (deficiency) and cash flows for the year then ended

•	and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2020, and its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditors’ Responsibilities for the Audit of the Financial Statements” section of our auditors’ report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the financial statements which describes that the Entity’s ability to continue as a going concern depends on future profitable operations, management’s ability to manage costs, and the raising of additional equity or debt.

As stated in Note 1 in the financial statements, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the Entity’s ability to continue as a going concern.

Our opinion is not modified in respect of this matter.

Other Matter – Comparative Information

The financial statements for the year ended December 31, 2019 were audited by another auditor who expressed an unmodified opinion on those financial statements on May 14, 2020.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”),

a Swiss entity. KPMG Canada provides services to KPMG LLP.

The Very Good Food Company Inc.

Other Information

Management is responsible for the other information. Other information comprises:

•	the information included in the Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

•	the information, other than the financial statements and the auditors’ report thereon, included in a document entitled the “Annual Report”.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions and the information, other than the financial statements and the auditors’ report thereon, included in a document entitled the “Annual Report” as at the date of this auditors’ report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditors’ report.

We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

The Very Good Food Company Inc.

We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•

Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

/s/ KPMG LLP

Chartered Professional Accountants

The engagement partner on the audit resulting in this auditors’ report is Robert Ryan Owsnett

Vancouver, Canada

April 26, 2021

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

Consolidated Statements of Financial Position

(Expressed in Canadian dollars)

As at	Notes	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents		$25,084,083	$405,610
Accounts receivable	5	449,583	72,844
Inventory	6	1,195,535	55,923
Prepaids and deposits	7	1,887,035	82,653
Due from related parties	14	—	24,280

Total current assets		28,616,236	641,310
Right-of-use assets	8	5,046,597	393,400
Property and equipment	9	740,728	309,509
Deposits	7, 24	779,036	—

Total assets		$35,182,597	$1,344,219

Liabilities and shareholders’ equity (deficiency)
Current liabilities
Accounts payable and accrued liabilities	10	$1,871,728	$232,306
Deferred revenue		102,239	7,576
Current portion of lease liabilities	11	146,935	135,325
Loans payable and other financing	12	—	31,181
Current portion of convertible debentures	13	—	329,099

Total current liabilities		2,120,902	735,487
Lease liabilities	11	5,389,352	257,147
Loan payable	12	30,000	—
Convertible debentures	13	—	692,166

Total liabilities		7,540,254	1,684,800

Shareholders’ equity (deficiency)
Share capital	15	39,335,150	2,245,422
Equity reserves	16, 17	5,009,980	272,894
Subscriptions received and receivable	15	8,250	—
Accumulated other comprehensive income		6,660	—
Deficit		(16,717,697)	(2,858,897)

Total shareholders’ equity (deficiency)		27,642,343	(340,581)

Total liabilities and shareholders’ equity (deficiency)		$35,182,597	$1,344,219

Nature and continuance of operations (Note 1)

Commitments (Notes 11 and 24)

Events after the reporting period (Note 27)

Approved and authorized for issue by Board of Directors on April 26, 2021

“Mitchell Scott”	“Dela Salem”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

Consolidated Statements of Net Loss and Comprehensive Loss

(Expressed in Canadian dollars)

Years ended	Notes	December 31, 2020	December 31, 2019
			(Reclassified – Note 3)
Revenue		$4,636,838	$999,797
Procurement expense	8,9,22	(3,809,732)	(1,169,583)
Fulfilment expense	8,9,22	(1,907,621)	(170,617)
General and administrative expense	8,9,22	(7,084,795)	(1,622,541)
Marketing and investor relations expense	22	(3,243,210)	(64,445)
Research and development expense	8,22	(477,750)	(125,680)

Operating loss		(11,886,270)	(2,153,069)
Finance expense	18	(1,842,853)	(173,268)
Other expense	19	(129,677)	(15,207)

Net loss		(13,858,800)	(2,341,544)
Other comprehensive income
Foreign currency translation gain		6,660	—

Comprehensive loss		$(13,852,140)	$(2,341,544)

Loss per share – basic and diluted		$(0.21)	$(0.06)

Weighted average number of shares outstanding – basic and diluted		66,388,474	36,330,356

The accompanying notes are an integral part of these consolidated financial statements

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

Consolidated Statements of Changes in Equity (Deficiency)

(Expressed in Canadian dollars)

	Number of common shares	Share capital	Equity reserves	Share subscriptions received (receivable)	Accumulated other comprehensive income	Deficit	Total shareholders’ equity (deficiency)
Balance at January 1, 2019	30,000,000	$83	$—	$—	$—	$(517,353)	$(517,270)
Issuance of units for cash	12,332,002	1,849,800	—	—	—	—	1,849,800
Issuance of units for services	3,183,337	405,539	71,961	—	—	—	477,500
Share issuance costs	—	(10,000)	—	—	—	—	(10,000)
Share-based compensation	—	—	200,933	—	—	—	200,933
Net loss for the year	—	—	—	—	—	(2,341,544)	(2,341,544)

Balance at December 31, 2019	45,515,339	2,245,422	272,894	—	—	(2,858,897)	(340,581)
Issuance of common shares and units for cash	26,808,076	26,887,650	—	—	—	—	26,887,650
Issuance of common shares and units for finders’ fees	432,000	332,910	134,190	—	—	—	467,100
Share issuance costs	—	(5,576,272)	2,638,247	—	—	—	(2,938,025)
Issuance of common shares pursuant to the exercise of stock options	2,358,167	989,522	(375,146)	(6,250)	—	—	608,126
Issuance of common shares and units pursuant to the exercise of warrants	13,369,876	11,680,958	(812,007)	(5,000)	—	—	10,863,951
Issuance of common shares pursuant to the conversion of convertible debentures	7,494,716	1,873,222	—	—	—	—	1,873,222
Issuance of units for services	166,670	21,241	3,760	—	—	—	25,001
Issuance of common shares for services	39,263	65,978	—	—	—	—	65,978
Issuance of warrants for services	—	—	367,554	—	—	—	367,554
Issuance of common shares for debt settlement	456,322	814,519	—	—	—	—	814,519
Share-based compensation	—	—	2,780,488	—	—	—	2,780,488
Subscriptions received	—	—	—	19,500	—	—	19,500
Foreign currency translation gain	—	—	—	—	6,660	—	6,660
Rounding adjustment	3	—	—	—	—	—	—
Net loss for the year	—	—	—	—	—	(13,858,800)	(13,858,800)

Balance at December 31, 2020	96,640,432	$39,335,150	$5,009,980	$8,250	$6,660	$(16,717,697)	$27,642,343

The accompanying notes are an integral part of these consolidated financial statements

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

Years ended	December 31, 2020	December 31, 2019
Operating activities
Net loss for the year	$(13,858,800)	$(2,341,544)
Adjustments for non-cash items:
Finance expense	1,842,853	173,268
Depreciation	425,276	161,583
Lease concessions	(16,800)	—
Loss on termination of lease	7,533	—
Share-based compensation	2,780,488	200,933
Shares, units and warrants issued for services	458,533	477,500
Impairment of property and equipment	—	11,405
Changes in non-cash working capital items:
Accounts receivable	(376,739)	(61,285)
Inventory	(1,120,057)	(53,423)
Prepaids and deposits	(1,804,382)	(64,439)
Accounts payable and accrued liabilities	1,882,671	47,608
Deferred revenue	94,663	7,576
Due from related parties	24,280	8,295

Net cash and cash equivalents used in operating activities	(9,660,481)	(1,432,523)

Investing activities
Purchase of property and equipment	(564,437)	(281,921)

Net cash and cash equivalents used in investing activities	(564,437)	(281,921)

Financing activities
Proceeds from the issuance of common shares and units for cash, net of issuance costs	24,416,725	1,839,800
Proceeds from the exercise of warrants	10,863,951	—
Proceeds from the exercise of stock options	608,126	—
Proceeds from subscriptions received	19,500	—
Proceeds from loans payable	499,129	127,344
Repayments of loans payable	(490,309)	(162,203)
Proceeds from loan payable to related parties	400,000	33,000
Repayment of loan payable to related parties	(400,000)	(123,996)
Payments of lease liabilities	(163,811)	(163,290)
Payments of lease deposits	(779,036)	—
Proceeds from convertible debentures	—	585,116
Interest paid	(73,288)	(29,598)

Net cash and cash equivalents provided by financing activities	34,900,987	2,106,173

Effect of foreign exchange rate changes on cash and cash equivalents	2,404	—
Increase in cash and cash equivalents	24,678,473	391,729
Cash and cash equivalents, beginning of year	405,610	13,881

Cash and cash equivalents, end of year	$25,084,083	$405,610

Cash and cash equivalents are consisted of:
Cash	$24,019,083	$405,610
Redeemable guaranteed investment certificate (“GIC”)	1,000,000	—
Restricted redeemable GIC	65,000	—

Total cash and cash equivalents	$25,084,083	$405,610

Supplemental cash flow disclosures (Note 20)

The accompanying notes are an integral part of these consolidated financial statements

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

1.	Nature and continuance of operations

The Very Good Food Company Inc. (the “Company”) was incorporated on December 27, 2016, under the laws of the province of British Columbia, Canada. The Company is an emerging plant-based food technology company that designs, develops, produces, distributes and sells a variety of plant-based meats and other food alternatives. To date, the Company has developed a core product line under The Very Good Butchers brand. The Company changed its name from The Very Good Butchers Inc. to The Very Good Food Company Inc. on October 1, 2019. Effective June 18, 2020, the Company’s common shares commenced trading on the Canadian Securities Exchange (the “CSE”) under the symbol “VERY”. Effective July 27, 2020, the Company’s shares commenced trading on the Frankfurt Stock Exchange (the “FSE”) under the symbol “0SI”. Effective October 14, 2020, the Company’s shares commenced trading on the OTC QB Market (the “OTCQB”) under the symbol “VRYYF”. Subsequent to the year end, effective March 17, 2021, the Company’s shares commenced trading on the TSX Venture Exchange (“TSXV”). The Company ceased trading on the CSE on March 16, 2021.

The Company’s registered and records office are located at Suite 409 – 221 West Esplanade, North Vancouver, British Columbia, BC V7M 3J3.

These consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes that the Company will be able to realize its assets and satisfy its liabilities in the normal course of business for the foreseeable future.

For the year ended December 31, 2020, the Company generated a net loss of $13,858,800 (2019 - $2,341,544) and negative cash flows from operations of $9,660,481 (2019 - $1,432,523). The Company expects to incur further losses in the development of its business and has significant capital projects planned. The continued operations of the Company are dependent on future profitable operations, management’s ability to manage costs, and raising additional equity or debt. Whether and when the Company can generate sufficient operating cash flows to pay for its expenditures and settle its obligations as they fall due is uncertain. As a result of these conditions, management has concluded, in making its going concern assessment, that there are material uncertainties related to events and conditions that may cast significant doubt upon the Company’s ability to continue as a going concern.

These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and statement of financial position classifications that would be necessary were the going concern assumption inappropriate. These adjustments could be material.

Covid-19 Estimation Uncertainty

On March 11, 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) a global pandemic. This has resulted in governments worldwide, including the Canadian government, to enact emergency measures to combat the spread of the virus. These measures, which include social distancing, the implementation of travel bans, and closures of non-essential businesses, have caused material disruption to businesses globally, resulting in an economic slowdown. As at December 31, 2020, we have not observed any material impairments of our assets or a significant change in the fair value of assets, due to the COVID-19 pandemic.

The situation is dynamic and the ultimate duration and magnitude of the impact of COVID-19 on the economy and the financial effect on our business, financial position and operating results remain unknown at this time. These impacts could include the ability of the Company to raise capital, the impairment in the value of our long-lived assets, or potential future decreases in revenue or the profitability of our ongoing and future operations. The Company is closely monitoring the impact of the pandemic on all aspects of its business.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

2.	Basis of Presentation and Measurement

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The consolidated statements of the Company for the year ended December 31, 2020, were authorized for issue by the Board of Directors on April 26, 2021.

Basis of presentation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: The Very Good Butchers Inc., 1218169 B.C. Ltd. and 1218158 B.C. Ltd., companies incorporated on July 31, 2019 in the province of British Columbia, Canada, and VGFC Holdings LLC, a company incorporated on July 7, 2020 in the state of Delaware, U.S.A. All inter-company balances and transactions have been eliminated on consolidation.

These consolidated financial statements have been prepared on an accrual basis and are based on historical costs. The presentation and functional currency of the Company is the Canadian dollar. In the opinion of the Company’s management, all adjustments considered necessary for a fair presentation have been included.

The Company structures its consolidated statements of net loss and comprehensive loss on a functional basis. For that purpose, the Company defines cost of sales as procurement expense and gross profit as revenues less procurement expense.

Critical accounting estimates and judgements

The preparation of financial statements in accordance with IFRS requires the Company to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised. Actual results may differ from these judgements, estimates and assumptions.

The determination of the ability of the Company to continue as a going concern is a key area of judgment applied in the preparation of the consolidated financial statements as discussed above in note 1. Amortization of right-of-use assets and property and equipment are dependent upon the estimated useful lives, which are determined through the exercise of judgment. The assessment of any indicators of impairment of these assets is dependent upon judgments that take into account factors such as economic and market conditions and the useful lives of assets.

Information on significant areas of uncertainty and critical estimates in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements relate to the following:

Share-based compensation

The Company utilizes the Black-Scholes Option Pricing Model (“Black-Scholes”) to estimate the fair value of stock options and warrants granted to directors, officers, employees and service providers. The use of Black-Scholes requires management to make various estimates and assumptions that impact

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

2.	Basis of Presentation and Measurement (continued)

the value assigned to the stock options including the forecast future volatility of the stock price, the risk-free interest rate, dividend yield and the expected life of the stock options. Any changes in these assumptions could have a material impact on the share-based compensation calculation value. See also notes 16 and 17.

Carrying value of inventory

The Company records valuation adjustments for inventory by comparing the inventory cost to its net realizable value. The process requires the use of estimates and assumptions related to future market demand, costs and prices. Such assumptions are reviewed and may have a significant impact on the valuation adjustments for inventory.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

3.	Change in Presentation of Expenditures

Effective for the year ended December 31, 2020, the Company elected to change the presentation of its consolidated statements of net loss and comprehensive loss. The Company believes that the revised presentation provides more useful and relevant financial information to users of the consolidated financial statements.

Management has applied the change in presentation retrospectively. The consolidated statement of net loss and comprehensive loss for the year ended December 31, 2019, has been reclassified to conform with the presentation adopted in the current period. The following is a summary of the impacts to the consolidated statement net loss and comprehensive loss for the year ended December 31, 2019:

Consolidated Statement of Net Loss and Comprehensive Loss	December 31, 2019 (As previously reported)	Functional presentation reclassifications	December 31, 2019 (As reclassified)
Costs of sales	$(685,963)	$685,963	$—
Procurement expense	—	(1,169,583)	(1,169,583)
Fulfilment expense	—	(170,617)	(170,617)
Advertising and promotion	(43,571)	43,571	—
Bank charges	(4,895)	4,895	—
Bad debt expense	(7,734)	7,734	—
Depreciation	(161,583)	161,583	—
Insurance	(8,081)	8,081	—
Meals and entertainment	(12,426)	12,426	—
Office and administration	(118,176)	118,176	—
Professional fees	(976,768)	976,768	—
Rent	(46,815)	46,815	—
Repairs and maintenance	(35,132)	35,132	—
Research and development	(106,021)	106,021	—
Selling costs	(98,138)	98,138	—
Share-based compensation	(200,933)	200,933	—
Small tools and supplies	(87,708)	87,708	—
Telephone and utilities	(15,365)	15,365	—
Travel	(87,005)	87,005	—
Wages and benefits	(460,354)	460,354	—
General and administrative expense	—	(1,622,541)	(1,622,541)
Marketing and investor relations expense	—	(64,445)	(64,445)
Research and development expense	—	(125,680)	(125,680)
Financing expense	(173,268)	—	(173,268)
Other expense	(11,405)	(3,802)	(15,207)

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies

Cash and cash equivalents

Cash and cash equivalents is comprised of cash deposits and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less.

Inventory

Inventory consists primarily of finished goods, packaging and restaurant supplies and raw materials. Inventory is measured at the lower of cost and net realizable value. Inventory costs include direct labor and certain overhead expenses such as in-bound shipping and handling costs incurred to bring the inventory to its present location and conditions. Cost is determined using the weighted average method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to procurement expense.

Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, deposits, due to related parties, accounts payable and accrued liabilities, loans payable, and convertible debentures.

The Company follows the requirements of IFRS 9, Financial Instruments (“IFRS 9”). IFRS 9 utilizes a model for recognition and measurement of financial instruments in a single, forward-looking “expected loss” impairment model.

(i)	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is required to be classified in one of the following categories: amortized cost; fair value through other comprehensive income (“FVOCI”); or fair value through profit or loss (“FVTPL”).

All financial instruments are measured at fair value on initial recognition. Measurement in subsequent periods depends on the classification of the financial instrument. Transaction costs are included in the initial carrying amount of financial instruments except for financial instruments classified as FVTPL in which case transaction costs are expensed as incurred.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in Other Comprehensive Income (“OCI”). This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

Financial assets: Subsequent measurement and gains and losses

•	Financial assets at FVTPL: These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in net loss.

•

Financial assets at amortized cost: These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in the consolidated statement of net loss and comprehensive loss. Any gain or loss on derecognition is recognized in net loss.

•

Debt investments at FVOCI: These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in net loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to net loss.

•

Equity investments at FVOCI: These assets are subsequently measured at fair value. Dividends are recognized as income in net loss and unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to net loss.

Financial liabilities

Financial liabilities are classified as other liabilities at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in net loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense, foreign exchange gains and losses, or gains and losses on derecognition are recognized in net loss.

(ii)	Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. The Company enters into transactions whereby it transfers assets recognized in its consolidated statement of financial position but retains

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in net loss.

(iii)	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

(iv)	Impairment

Financial assets and contract assets

The Company recognizes loss allowances for expected credit losses (“ECL”) on:

•	financial assets measured at amortized cost;

•	debt investments measured at FVOCI; and

•	contract assets (as defined in IFRS 15).

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

The Company measures loss allowances on amounts receivable at an amount equal to lifetime ECL. When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment and including forward-looking information. The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due. The Company considers a financial asset to be in default when:

•	the borrower is unlikely to pay its credit obligations to the Company in full, without recourse by the Company to actions such as realizing security (if any is held); or

•	the financial asset is more than 90 days past due.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the entity expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Company determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

(v)	Fair values

Fair value measurements recognized in the consolidated statement of financial position must be categorized in accordance with the following levels:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Property and equipment

Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are expensed when incurred. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in net loss.

Depreciation is calculated on a straight-line method to allocate their cost less their residual values over the following estimated useful lives:

Class of property and equipment	Useful lives in years
Restaurant and production equipment	5 years
Furniture and fixtures	5 years
Computer equipment and software	1 year
Leasehold improvements	Term of lease, or estimated useful life of specific improvements if shorter
Vehicles	5 years

Impairment of non-financial assets

At each reporting period, the Company assesses whether there are indicators of impairment for its non-financial assets. If indicators exist, the Company determines if the recoverable amount of the asset or cash generating unit (“CGU”) is greater than its carrying amount. A CGU is defined as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows of other assets or groups of assets.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

If the carrying amount exceeds the recoverable amount, the asset or CGU is recorded at its recoverable amount with the reduction recognized in profit or loss. The recoverable amount is the greater of the value in use or fair value less costs to sell. Fair value is the amount the asset could be sold for in an arm’s length transaction. The value in use is the present value of the estimated future cash flows of the asset from its continued use. The fair value less costs to sell considers the continued development of a property and market transactions in a valuation model.

Impairments are reversed in subsequent periods when there has been an increase in the recoverable amount of a previously impaired asset or CGU and these reversals are recognized in profit or loss. The recovery is limited to the original carrying amount less depreciation, if any, that would have been recorded had the asset not been impaired.

Leases

At inception of a contract, the Company assesses whether a contract is or contains a lease based on the definition of a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company has the right to control an identified asset if it obtains substantially all of its economic benefits and either pre-determines or directs how and for what purpose the asset is used.

The Company recognizes a right-of-use asset and lease liability at the lease commencement date. The right-of-use assets are initially measured at the amount of the lease liability plus initial direct costs incurred by the lessee. Adjustments may also be required for lease incentives, payments at or prior to commencement and restoration obligations.

The right-of-use assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits.

The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease, or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Lease payments included in the measurement of the lease obligation, when applicable, may comprise fixed payments, variable payments that depend on an index or rate, amounts expected to be payable under a residual value guarantee and the exercise price under a purchase, extension or termination option that the Company is reasonably certain to exercise. The lease liability is subsequently measured at amortized cost using the effective interest rate method. It is remeasured when there are changes in the following: i) the lease term; ii) the Company’s assessment of whether it will exercise a purchase option; iii) a change in an index or a change in the rate used to determine the payments; and iv) amounts expected to be payable under residual value guarantees.

Some of the Company’s leases contain extension options. The Company assesses at lease commencement whether it is reasonably certain to exercise the extension options. The Company reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant change in circumstances within its control. The assessment of whether the Company is reasonably certain to exercise such options impacts the lease term, which significantly affects the amount of lease liabilities and right-of-use assets recognized.

Unit financing

In a unit financing where the Company issues common shares with an attached warrant, the warrants issued to investors and any warrants issued to brokers are accounted for as follows:

The fair value of investor warrants is measured based on the unit price paid by the investor compared to the fair value of the common shares on the issuance date. If the unit price is greater than the common share price, the excess is considered the fair value of the investor warrant. If the unit price is less than

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

the common share price, no fair value is assigned to the warrant. The fair value of the common shares is recognized in share capital and the fair value of the investor warrants is recognized in reserves.

The fair value of broker warrants is measured and recognized on the date of issuance, using the Black-Scholes option pricing model. The fair value is recognized as a share issuance cost with a corresponding increase in equity reserves.

Share-based compensation

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes, or provides services similar to those performed by an employee.

The grant date fair value of share-based compensation awards granted to employees is recognized as share-based compensation expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. For share-based compensation awards with non-vesting conditions, the grant date fair value of the share-based compensation is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Where equity instruments are granted to parties other than employees, they are recorded by reference to the fair value of the services received. If the fair value of the services received cannot be reliably estimated, the Company measures the services received by reference to the fair value of the equity instruments granted, measured at the date the counterparty renders service.

All equity-settled share-based compensations are reflected in equity reserves, unless exercised. Upon exercise, shares are issued from treasury and the amount reflected in equity reserves is credited to share capital, adjusted for any consideration paid.

Revenue recognition

The Company generates revenue from the sale of vegan meats through a storefront, a vegan restaurant, public markets, wholesale arrangements and online eCommerce sales. The time between invoicing and when payment is due is not significant and none of the Company’s contracts contain a significant financing component.

The Company follows IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), to recognize its revenue. IFRS 15 establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15 the Company’s accounting policy for revenue recognition is as follows: i) identify the contract with the customer; ii) identify the performance obligation(s) in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligation(s); and (v) recognize revenue when (or as) performance obligation(s) are satisfied.

For storefront, restaurant and public market sales, revenue is recognized immediately upon providing the customer with the product. For wholesale arrangements and online eCommerce sales, revenue is recognized when delivery has occurred and there is no unfulfilled obligation that could affect the customer’s acceptance. These criteria are generally met at the time the product leaves the Company’s premises as at that point, control has passed to the customer. For online eCommerce sales where consideration is received before the service is provided, the Company accounts for those pending sales as deferred revenue. Revenue is measured based on the price specified in the Company’s invoice provided to the customer. The Company does not have any multiple-element revenue arrangements. Revenue is presented net of discounts and sales and other related taxes.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

The Company routinely offers sales discounts and promotions through various programs to its customers and consumers. These programs include rebates, temporary on shelf price reductions, off invoice discounts, retailer advertisements, product coupons and other trade activities. Provision for discounts and incentives are recorded in the same period in which the related revenues are recognized. The offsetting charge is recorded as a reduction of revenues in the same period when the expense is incurred.

Procurement expense

Procurement expense consist of the purchase price of the raw material and inventory packaging, inbound shipping charges, director labor and other attributable overhead expenses incurred in the procurement and manufacturing of the Company’s finished goods. Inbound shipping charges from suppliers are included in inventory and recognized as procurement expense upon the sale of product to customer. Procurement expense also include expenses associated with storefront and restaurant operations, including food costs, direct labor and other attributable overhead expenses.

Fulfilment expense

Fulfilment expense include third-party fulfilment cost for picking and packing of orders, fulfilment packaging costs, direct fulfilment labor, merchant processing fees, outbound shipping and freight costs and warehousing fees.

General and administrative expense

General and administrative expense are primarily comprised of administrative expenses, non-production salaries, wages and benefits, including associated share-based compensation not directly associated with other functions, non-production rent expense, depreciation and amortization expense on non-production assets and other non-production operating expenses. Administrative expenses include the expenses related to management, accounting, legal, information technology, and other support functions.

Research and development expense

Research and development expense are primarily incurred to develop new products as well as enhancing existing products for the Company. These costs consist of material and ingredients used for research and development, research and development staff cost including wages, salaries and benefits, including associated share-based compensation and depreciation on research and development assets.

Income taxes

Current income tax:

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income tax:

Deferred income tax is recognized, using the asset and liability method, on temporary differences at the reporting date arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. The carrying amount of deferred income tax assets is reviewed at the end

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.

Functional and presentation currency

The Company’s reporting currency is the Canadian dollar. The functional currency for the Company and its subsidiaries is the currency of the primary economic environment in which the entity operates. The functional currency of the Company and its Canadian subsidiaries is the Canadian dollar, while the functional currency of its US subsidiary is the US dollar. Transactions denominated in currencies other than the functional currency are translated using the exchange rate in effect on the transaction date or at the annual average rate. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange in effect at the consolidated statement of financial position date. Non-monetary items are translated using the historical rate on the date of the transaction. Foreign exchange gains and losses are included in the consolidated statement of net loss and comprehensive loss.

For purposes of consolidation, the assets and liabilities of foreign operations with functional currencies other than the Canadian dollar are translated to Canadian dollars using the rate of exchange in effect at the financial statement date. Revenue and expenses of the foreign operations are translated to Canadian dollars at exchange rates at the date of the transactions. Foreign currency differences resulting from translation of the accounts of foreign operations are recognized directly in other comprehensive income and are accumulated in accumulated other comprehensive income as a separate component of shareholders’ equity.

Loss per share

Basic loss per share is calculated by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, the loss attributable to common shareholders equals the reported loss attributable to owners of the Company. Diluted loss per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period. Since the Company has a loss in all periods presented, the potential effect of share options and warrants has not been included in this calculation as they would be anti-dilutive.

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

4.	Significant accounting policies (continued)

is a transfer of resources or obligations between related parties. Related party transactions are recognized and measured at the amounts agreed between the parties.

Government grants

The Company classifies forgivable loans from the government as a government grant when there is a reasonable assurance that the Company will meet the terms for forgiveness on the loan. If this threshold is not met, the Company classifies forgivable loans as other liabilities, measured initially at fair value in accordance with IFRS 9.

Government grants and assistance are recognized as a reduction in the related expense in the period in which there is reasonable assurance that the grant or assistance has become receivable and all conditions, if any, have been or will be satisfied.

The Company applied for COVID-19 financial relief in Canada under the Canada Emergency Wage Subsidy (“CEWS”) program and the Canada Emergency Business Account program (“CEBA”) funded by the Government of Canada. The CEWS and CEBA programs are relief programs launched by the Canadian federal government to qualifying employers to subsidize payroll costs and provide financing relief during the COVID-19 pandemic.

The qualified amounts received under the CEWS program are non-repayable, and a portion of the amounts received under the CEBA program are non-repayable if the loan is repaid by December 31, 2022 (see Note 12). During the year ended December 31, 2020, the Company recognized the CEWS proceeds as a reduction of general and administrative expense of $21,299 and of research and development expense of $4,309. In addition, the Company recognized the forgivable portion of the CEBA loan as a reduction of financing expense of $10,000.

During the year ended December 31, 2020, amendments to IFRS 16, Leases which exempts lessees from having to consider individual lease contracts to determine whether rent concessions occurring as a direct consequence of the COVID-19 pandemic are lease modifications and allows lessees to account for such rent concessions as if they were not lease modifications. It applies to COVID-19-related rent concessions that reduce lease payments due on or before June 30, 2021. The Company adopted this amendment during the year ended December 31, 2020, however it did not have a material impact to the Company’s consolidated financial statements.

Accounting standards issued but not yet effective

Several new standards, and amendments to standards and interpretations, are not yet effective for the year ended December 31, 2020, and have not been applied in preparing these consolidated financial statements. None are currently considered by the Company to be significant or likely to have a material impact on future financial statements.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

5.	Accounts receivable

	As at December 31
	2020	2019
Accrued interest receivable	$282	$—
GST receivable	366,561	34,633
Trade accounts receivable	82,740	38,211

	$449,583	$72,844

Trade accounts receivable is recorded net of an allowance for doubtful accounts of $39,917 (2019 – $6,579).

6.	Inventory

Inventory consisted primarily of raw materials, packaging and restaurant supplies and finished goods which were either at the retail location, warehouse, storage space or held with third party distributors.

	As at December 31
	2020	2019
Raw materials	$320,346	$25,057
Packaging and restaurant supplies	333,728	8,050
Finished goods	541,461	22,816

	$1,195,535	$55,923

Included in finished goods inventory at December 31, 2020, was $12,053 (2019 – $nil) of depreciation expense related to property and equipment and $7,502 (2019 – $nil) related to right-of-use assets used in production.

7.	Prepaids and deposits

	As at December 31
	2020	2019
Lease deposits (Notes 24 and 27(a))	$940,760	$—
Security deposits	1,293,272	26,312
Prepaid expenses	432,039	56,341

	2,666,071	82,653
Less: current portion of prepaids and deposits	(1,887,035)	(82,653)

Deposits	$779,036	$—

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

8.	Right-of-use assets

	Right-of-use building	Right-of-use equipment	Right-of-use vehicle	Total
Cost
Balance, January 1, 2019	$77,659	$58,634	$—	$136,293
Additions	212,196	189,513	—	401,709
Transferred to property and equipment	—	(31,840)	—	(31,840)

Balance, December 31, 2019	289,855	216,307	—	506,162
Additions	4,990,752	5,989	23,767	5,020,508
Early termination of leases	—	(71,179)	—	(71,179)

Balance, December 31, 2020	$5,280,607	$151,117	$23,767	$5,455,491

Accumulated Depreciation
Balance, January 1, 2019	$—	$(13,363)	$—	$(13,363)
Depreciation	(68,827)	(42,997)	—	(111,824)
Transferred to property and equipment	—	12,425	—	12,425

Balance, December 31, 2019	(68,827)	(43,935)	—	(112,762)
Depreciation	(275,439)	(41,072)	(5,485)	(321,996)
Early termination of leases	—	23,940	—	23,940
Foreign exchange translation adjustment	1,924	—	—	1,924

Balance, December 31, 2020	$(342,342)	$(61,067)	$(5,485)	$(408,894)

Carrying amounts
Balance, December 31, 2019	$221,028	$172,372	$—	$393,400

Balance, December 31, 2020	$4,938,265	$90,050	$18,282	$5,046,597

Depreciation of right-of-use assets included in the consolidated financial statements is split as follows:

	As at and for the year ended December 31
	2020	2019
Consolidated statements of financial position
Included in inventory	$7,502	$—

Consolidated statements of net loss and comprehensive loss
Included in procurement expense	$102,398	$111,824
Included in fulfilment expense	12,226	—
Included in general and administrative expense	199,870	—

	$314,494	$11,824

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

9.	Property and equipment

	Restaurant, production, and R&D equipment	Furniture and fixtures	Computer equipment and software	Leasehold improvements	Vehicle	Total
Cost
At January 1, 2019	$1,071	$10,102	$10,160	$29,705	$—	$51,038
Additions	196,449	7,928	11,250	40,731	61,222	317,580
Transferred from right-of-use assets	19,415	—	—	—	—	19,415
Impairment	(21,422)	—	—	—	—	(21,422)

At December 31, 2019	195,513	18,030	21,410	70,436	61,222	366,611
Additions	169,210	107,112	86,460	182,713	8,559	554,054

At December 31, 2020	$364,723	$125,142	$107,870	$253,149	$69,781	$920,665

Accumulated depreciation and impairment
At January 1, 2019	$1,791	$(2,790)	$(10,160)	$(6,201)	$—	$(17,360)
Depreciation	(22,855)	(3,323)	(3,715)	(13,744)	(6,122)	(49,759)
Impairment	10,017	—	—	—	—	10,017

At December 31, 2019	(11,047)	(6,113)	(13,875)	(19,945)	(6,122)	(57,102)
Depreciation	(52,887)	(4,353)	(20,332)	(32,378)	(12,885)	(122,835)

At December 31, 2020	$(63,934)	$(10,466)	$(34,207)	$(52,323)	$(19,007)	$(179,937)

Net book value
At December 31, 2019	$184,466	$11,917	$7,535	$50,491	$55,100	$309,509

At December 31, 2020	$300,789	$114,676	$73,663	$200,826	$50,774	$740,728

As at December 31, 2020, a total of $81,000 of furniture and fixtures and $63,557 of leasehold improvements related to property and equipment under construction, and no depreciation has been recognized. The Company will begin recognizing depreciation once the underlying assets are ready for their intended use.

Depreciation of property and equipment included in the consolidated financial statements is split as follows:

	As at and for the year ended December 31
	2020	2019
Consolidated statements of financial position
Included in inventory	$12,053	$—
Consolidated statements of net loss and comprehensive loss
Included in procurement expense	$76,132	$39,921
Included in fulfilment expense	244	—
Included in general and administrative expense	30,822	8,707
Included in research and development expense	3,584	1,131

	$110,782	$49,759

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

10.	Accounts payables and accrued liabilities

	As at December 31
	2020	2019
Accounts payable	$1,173,048	$160,626
Accrued liabilities	698,680	71,680

	$1,871,728	$232,306

11.	Lease liabilities

Lease liabilities consist of leases for retail, production and distribution facilities, equipment and a vehicle. The leases have been discounted using weighted average interest rates ranging between 7.0% and 12.5% as estimated incremental borrowing rates of the Company for similar assets.

As at December 31
2020
Balance, beginning of year	$392,472
Additions	5,020,509
Lease payments	(163,811)
Early termination of leases	(39,706)
Lease concessions	(16,800)
Interest expense	345,958
Foreign exchange translation adjustment	(2,335)

Balance, end of year	$5,336,287

Less: current portion of lease liabilities	(146,935)

Lease liabilities	$5,389,352

On September 22, 2020, the Company terminated 17 lease agreements and purchased the related leased equipment for $79,118. The difference between the related lease liabilities and right-of-use-assets of $7,533 was recognized as a loss on termination of leases.

The Company’s future minimum lease payments for the leases for retail, production and distribution facilities, equipment and vehicle are as follows:

Fiscal year ending:	Retail and production facilities	Equipment	Vehicle	Total
December 31, 2021	$767,682	$53,004	$8,435	$829,121
December 31, 2022	859,956	4,200	8,078	872,234
December 31, 2023	826,611	2,100	8,078	836,789
December 31, 2024	819,034	—	311	819,345
December 31, 2025	834,295	—	—	834,295
December 31, 2026 and thereafter	7,787,053	—	—	7,787,053

Total lease payments	11,894,631	59,304	24,902	11,978,837
Amounts representing interest over the term of the leases	(6,434,532)	(2,681)	(5,337)	(6,442,550)

Present value of net lease payments	5,460,099	56,623	19,565	5,536,287
Less: Current portion	(90,697)	(50,657)	(5,581)	(146,935)

Long-term portion	$5,369,402	$5,966	$13,984	$5,389,352

Further information about our leases facilities is provided in Note 24 Commitments.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

12.	Loans payable and other financing

	As at December 31
	2020	2019
Balance, beginning of year	$31,181	$66,040

Additions	499,129	127,344
Interest expense	61,558	29,598
Repayments	(551,868)	(191,801)
Forgiveness of loan	(10,000)	—

Balance, end of year	30,000	31,181
Less: current portion of loans payable and other financing	—	(31,181)

Loan payable	$30,000	$—

a)

On January 15, 2018, the Company entered into a loan agreement for proceeds of $56,550, net of an origination fee of $3,450. The loan was interest bearing at 23.08% per annum, payable monthly, secured against the Company’s net assets with personal guarantees from the CEO and a director, and matured and was repaid on January 13, 2020.

b)

On July 30, 2018, the Company entered into a future receivables sale agreement, whereby the Company agreed to remit a daily payment equal to 15% of future sales up to $19,350 in consideration for proceeds of $15,000. The Company’s obligations under the agreement were secured against the Company’s assets. During the year ended December 31, 2019, the Company fulfilled the remaining obligations of $5,514 under the future receivables sale agreement.

c)

On October 2, 2018, the Company entered into a future receivables sale agreement, whereby the Company agreed to remit a daily payment equal to 15% of future sales up to $22,704 in consideration for proceeds of $17,600. The Company’s obligations under the agreement were secured against the Company’s assets. During the year ended December 31, 2019, the Company fulfilled the remaining obligations of $22,704 under the future receivables sale agreement.

d)

On April 15, 2019, the Company entered into a loan agreement for proceeds of $37,344, net of an original issue discount of $11,087 and an origination fee of $1,556. The loan was interest bearing at 68% per annum, with payments of $480 required on each business day, secured against the Company’s net assets with personal guarantees from the CEO and a director and due on September 4, 2019. During the year ended December 31, 2019, the Company repaid $49,987, representing the principal balance of the loan of $37,344 and interest of $12,643.

e)

On March 20, 2019, the Company entered into a future receivables sale agreement, whereby the Company agreed to remit a daily payment equal to 15% of future sales up to $64,500 in consideration for proceeds of $50,000. The Company’s obligations under the agreement were secured against the Company’s assets. On January 21, 2020, the Company entered into a new future receivables sale agreement with the lender, whereby the remaining balance of $10,277 was renewed and increased to $64,500 in consideration for an additional proceeds $37,183. On September 29, 2020, the Company fulfilled the obligations under the future receivables sale agreement.

f)

On July 1, 2019, the Company entered into a loan agreement for the purchase of a vehicle. The loan was non-interest bearing, secured against the purchased vehicle, and matured on May 1, 2020. Pursuant to the loan agreement, the Company made a down payment of $15,000 on July 1, 2019, and made 10 monthly instalments of $4,000.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

12.	Loans payable and other financing (continued)

g)

On January 20, 2020, the Company entered into a Business Loan and Security Agreement for net proceeds of $42,720, net of an original issue discount of $12,460 and an origination fee of $1,780. Pursuant to the agreement, the Company was required to make 113 payments of $504 on each business day until fully repaid. The loan was secured against the Company’s net assets and matured on July 6, 2020.

h)

On May 12, 2020, the Company entered into a Capital Agreement, whereby the Company agreed to remit a daily payment equal to 17% of future sales up to $181,900 in consideration for proceeds of $170,000. The Company’s obligations under the agreement were secured against the Company’s assets. On August 27, 2020, the Company fulfilled the obligations under the Capital Agreement.

i)

During the year ended December 31, 2020, the Company entered into revenue share agreements, whereby the Company agreed to remit a daily payment at rates ranging between 8% and 11% of future sales up to a total of $235,406 in consideration for proceeds totaling $209,226. The Company’s obligations under the agreement were secured against the Company’s assets. During the year ended December 31, 2020, the Company received cash-back credits totaling $6,262 from the lender pursuant to the agreements, which has been netted against the related interest expense incurred. On September 1, 2020, the Company fulfilled the obligations under the Revenue Share Agreements.

j)

During the year ended December 31, 2020, the Company received a loan totaling $40,000 from its bank under CEBA funded by the Government of Canada. The loan is interest free and may be repaid any time before December 31, 2022, at which time if unpaid, the remaining balance will convert to a 3-year term loan at an interest rate of 5% per annum. If the Company repays the loan prior to December 31, 2022, there will be loan forgiveness of 25% of the loan, up to $10,000. During the year ended December 31, 2020, the Company recognized $10,000 as forgiveness of loan as it is reasonably certain that the Company will repay the loan before December 31, 2022 and the loan proceeds have been used during the period.

13.	Convertible debentures

The Company’s convertible debentures outstanding as at December 31, 2020, are as follows:

	Opening	Interest and accretion expense	Conversion	Total
a)	$602,252	$53,668	$(655,920)	$—
b)	329,099	30,663	(359,762)	—
c)	89,914	2,626	(92,540)	—

	$1,021,265	$86,957	$(1,108,222)	$—

a)

During the year ended December 31, 2018, the Company issued $351,000 in convertible debentures; incurring financing costs of $31,113 for a net amount of $319,887. On January 11, 2019, the Company completed an additional financing of $249,000 in convertible debentures from the same lender; incurring financing costs of $20,284 for a net amount of $228,716. The debentures were unsecured, accrued simple interest at 6% per annum and had an original maturity date of November 30, 2021. The convertible debentures automatically converted at the earlier of:

(i)	Qualified financing conversion – if the Company raises gross proceeds of at least $2,000,000, other than convertible notes.

(ii)	Liquidity event – if the Company sells shares or assets, which triggers a change in control.

(iii)	Maturity date – November 30, 2021.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

13.	Convertible debentures (continued)

As the number of common shares to be issued were variable, the convertible debentures were accounted for as a financial liability. The financing costs had been netted against the principal balance of the debentures and were accreted over the term of the debentures using the effective interest method. During the year ended December 31, 2020, the Company recognized interest and accretion expense of $53,668 (2019 – $41,031).

During the year ended December 31, 2020, the convertible debentures were converted into 5,084,394 common shares as a result of the completion of a qualified financing. The difference between the fair value of the common shares issued and the carrying value of the convertible debentures at the time of conversion of $615,000, was recorded as a finance expense during the year ended December 31, 2020.

b)

On June 20, 2019, the Company completed a financing of convertible debentures in the principal amount of $300,000, which bore compound interest at 1.5% per month, and originally matured on December 31, 2019. In connection with the issuance of the debentures, the Company paid a finders’ fee of $30,000 and received a net amount of $270,000. On December 5, 2019, the Company entered into an amending agreement whereby the maturity date was extended to June 30, 2020. These debentures became convertible if the Company undergoes a change of control, amalgamation, merger or other business combination resulting in a “going public transaction”, or in the process of any such transaction raises funds in excess of $2,000,000 as part of the Company’s “going public transaction” (“Qualified Financing”).

As the number of common shares to be issued were variable, the convertible debentures were accounted for as a financial liability. The convertible debentures were accreted up over the payment term using the effective interest method. During the year ended December 31, 2020, the Company recognized interest and accretion expense of $30,663 (2019 – $59,099).

During the year ended December 31, 2020, the convertible debentures were converted into 1,692,995 common shares as a result of the completion of a Qualified Financing. The difference between the fair value of the common shares issued and the carrying value of the convertible debentures at the time of conversion of $63,000, was recorded as a finance expense during the year ended December 31, 2020.

c)

During the year ended December 31, 2019, the Company entered into convertible promissory notes totalling $86,400, of which $75,000 were received for cash and $11,400 in consideration for consulting fees. The debentures had the same terms as the convertible debentures described in a) above.

During the year ended December 31, 2020, the Company recognized interest expense totalling $2,626 (2019 – $3,514).

During the year ended December 31, 2020, the convertible promissory notes were converted into 717,327 common shares as a result of the completion of a qualified financing. The difference between the fair value of the common shares issued and the carrying value of the convertible debentures at the time of conversion of $87,000, was recorded as a finance expense during the year ended December 31, 2020.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

14.	Related party balances and transactions

Related party balances

	As at December 31
	2020	2019
Due from the Chief Executive Officer (“CEO”) and Director	$—	$18,722
Due from the Chief Research and Development Officer (“CRADO”), and Director	—	5,558

Due from related parties*	$—	$24,280

Due to the former Chief Financial Officer (“former CFO”), included in accounts payable and accrued liabilities*	$—	$3,413

Prepaid professional fees for the former CFO, included in prepaids and deposits	$—	$5,815

*	The amounts due to (from) related parties are unsecured, non-interest bearing and have no fixed terms of repayment.

On February 11, 2020, the Company entered into a loan agreement with the CEO and the CRADO of the Company (the “Lenders”), whereby the Lenders agreed to loan the Company up to a maximum aggregate loan amount of $1,200,000 (the “Principal”), in three equal tranches of $400,000. The outstanding amount of the Principal matures on May 11, 2021, and bears interest from and after the date of each advance until repayment at the rate of 0.67% per month, simple interest. The Company also executed a general security agreement with the Lenders, which creates a security interest over all present and after acquired property of the Company. The Company received one tranche of $400,000 on February 11, 2020. On June 22, 2020, the Company repaid the principal balance of $400,000 and interest of $11,728.

Related party transactions

The Company’s key management personnel have the authority and responsibility for planning, directing, and controlling the activities of the Company and consists of the Company’s executive management team and directors. Compensation was as follows:

	Year ended December 31
	2020	2019
Salaries incurred to key management personnel*	$1,564,966	$95,027
Professional fees incurred to the former CFO**	159,437	84,844
Share-based compensation	676,078	179,227

	$2,400,481	$359,098

*

The balance for the year ended December 31, 2020, includes $287,230 paid by the issuance of a total of 165,000 warrants, which have exercise prices ranging between $1.51 per share and $7.60 per share, with expiry dates ranging between August 13, 2021, and December 21, 2021.

**

The balance for the year ended December 31, 2020, includes $25,001 paid by the issuance of 166,670 units. Each unit consists of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

15.	Share capital

Authorized share capital

Unlimited number of common shares without par value.

Share subdivision

On June 20, 2019, the Company completed a non-cash subdivision of the existing 3,000,000 shares into 30,000,000 common shares.

All share and per share amounts in these consolidated financial statements have been retroactively adjusted to reflect the share subdivision.

Issued share capital during the year ended December 31, 2020

a)

On June 17, 2020, the Company completed its Initial Public Offering (the “Offering”) consisting of 16,100,000 common shares for gross proceeds of $4,025,000. The Company paid the agent a commission of $241,500 and issued the agent a finder’s fee of 322,000 common shares with a fair value of $80,500. The Company also issued to the agent 1,288,000 warrants with a fair value of $176,242, exercisable to purchase common shares at a price of $0.25 per common share until June 17, 2021 (the “Agent’s Warrants”). In connection with the Offering, the Company also incurred other share issuance costs of $213,366.

b)

On June 17, 2020, the Company issued 7,494,716 common shares with a fair value of $1,873,222 pursuant to the conversion of $1,108,222 of convertible debentures and related accrued interest, resulting in a loss on settlement of convertible debt of $765,000 (Note 13).

c)

On July 10, 2020, the Company issued 408,456 common shares with a fair value of $694,375 pursuant to the settlement of $102,113 owing to a vendor, resulting in a loss on settlement of payables of $592,262.

d)

On August 7, 2020, the Company completed a prospectus offering of 6,555,000 units at $1.30 per unit for gross proceeds of $8,521,500. Each unit consists of one common share and one-half of one warrant, with each whole warrant entitling the holder to purchase one additional common share at $2.00 until February 7, 2022. The Company paid the agent a commission of $679,312 and issued the agent a finder’s fee of 80,000 units with a fair value of $120,800, which consisted of one common share and one-half of one warrant, with each whole warrant exercisable at $2.00 until February 7, 2022. The Company also issued 522,548 warrants with a fair value of $528,092, exercisable to acquire one unit at $1.30 per unit until February 7, 2022 (the “Broker’s Warrants”). Each unit consisted of one common share and one-half of one warrant, with each whole warrant exercisable at $2.00 until February 7, 2022. In connection with the prospectus offering, the Company also incurred other share issuance costs of $240,041.

e)

On August 13, 2020, the Company completed a private placement of 88,462 units at $1.30 per unit for gross proceeds of $115,001. Each unit consists of one common share and one-half of one warrant, with each whole warrant entitling the holder to purchase one additional common share at $2.00 until February 13, 2022.

f)

On October 22, 2020, the Company issued 47,866 common shares with a fair value of $120,144 pursuant to the settlement of $130,834 owing to a vendor, resulting in a gain on settlement of payables of $10,690.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

15.	Share capital (continued)

g)

On December 4, 2020, the Company completed a prospectus offering of 3,778,900 units at $3.50 per unit for gross proceeds of $13,226,150. Each unit consists of one common share and one-half of one warrant, with each whole warrant entitling the holder to purchase one additional common share at $4.50 until June 4, 2022. The Company paid the agent a commission of $1,037,078 and issued the agent a finder’s fee of 30,000 units with a fair value of $265,800, which consisted of one common share and one-half of one warrant, with each whole warrant exercisable at $4.50 until June 4, 2022. The Company also issued 296,308 Broker’s Warrants with a fair value of $1,933,778, exercisable to acquire one unit at $3.50 per unit until June 4, 2022. Each unit consisted of one common share and one-half of one warrant, with each whole warrant exercisable at $4.50 until June 4, 2022. In connection with the prospectus offering, the Company also incurred other share issuance costs of $386,982.

h)

On December 4, 2020, the Company completed a private placement of 285,714 units at $3.50 per unit for gross proceeds of $999,999. Each unit consists of one common share and one-half of one warrant, with each whole warrant entitling the holder to purchase one additional common share at $4.50 until June 4, 2022. In connection with the private placement, the Company incurred share issuance costs of $139,746.

i)

During the year ended December 31, 2020, the Company issued a total of 2,341,500 common shares pursuant to the exercise of stock options at $0.25 per share and 16,667 common shares pursuant to the exercise of stock options at $1.74 per share for an aggregate gross proceeds of $614,376 of which $6,250 was received subsequent to December 31, 2020.

j)

During the year ended December 31, 2020, the Company issued a total of 12,895,190 common shares pursuant to the exercise of warrants with exercise prices ranging between $0.25 per share and $4.50 per share for gross proceeds of $10,251,859 of which $5,000 was received subsequent to December 31, 2020.

k)

During the year ended December 31, 2020, the Company issued 474,686 units pursuant to the exercise of Broker’s Warrants at $1.30 per share for gross proceeds of $617,092. Each unit consisted of one common share and one-half of one warrant, with each whole warrant exercisable at $2.00 until February 7, 2022.

l)

During the year ended December 31, 2020, pursuant to an executive management services agreement entered on July 15, 2019 with the former CFO, director and executive consultant of the Company, the Company issued 166,670 units with a fair value of $25,001, of which $3,760 was allocated to warrants. Each unit issued was comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances.

m)	During the year ended December 31, 2020, the Company issued a total of 39,263 common shares for marketing services with a fair value of $65,978.

n)	During the year ended December 31, 2020, the Company received subscriptions of $19,500 pursuant to the exercise of warrants in January 2021 (Note 27(e)).

Issued share capital during the year ended December 31, 2019

o)

On July 31, 2019, the Company closed a private placement of 12,332,002 units for gross proceeds of $1,849,800. Each unit issued was comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances. The warrants were all exercised during the year ended December 31, 2020.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

15.	Share capital (continued)

p)

On August 19, 2019, pursuant to a consultancy agreement entered on January 1, 2019, the Company issued 3,000,000 units with a fair value of $450,000, of which $67,814 was allocated to warrants. Each unit issued was comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances. The warrants were all exercised during the year ended December 31, 2020.

q)

During the year ended December 31, 2019, pursuant to a management services agreement entered on July 15, 2019, with the former CFO of the Company, the Company issued a total of 183,337 units with a fair value of $27,500, of which $4,147 was allocated to warrants. Each unit issued was comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances. The warrants were all exercised during the year ended December 31, 2020.

16.	Warrants

The following table summarizes information about the warrants at December 31, 2020 and 2019, and the changes for the years then ended:

	Number of warrants	Weighted average exercise price
Warrants outstanding, December 31, 2018	—	$—
Issued	7,757,670	0.30

Warrants outstanding, December 31, 2019	7,757,670	0.30
Issued	8,501,573	1.91
Exercised	(13,369,876)	0.81

Warrants outstanding, December 31, 2020	2,889,367	$3.70

The Company’s warrants are exercisable only for common shares, unless otherwise noted. The following table summarizes information about warrants outstanding and exercisable at December 31, 2020:

Exercise price	Expiry date	Warrants outstanding		Weighted average remaining contracted life (years)
$ 1.60	August 13, 2021	45,000		0.62
$ 1.51	October 6, 2021	60,000		0.76
$ 7.60	December 21, 2021	60,000		0.97
$ 1.30	February 7, 2022	47,862	*	1.10
$ 2.00	February 7, 2022	656,733		1.10
$ 2.00	February 13, 2022	44,232		1.12
$ 3.50	June 4, 2022	296,308	**	1.42
$ 4.50	June 4, 2022	1,679,232		1.42

		2,889,367

*

Exercisable to acquire one unit at $1.30 per unit until February 7, 2022. Each unit consists of one common share and one-half of one warrant, with each whole warrant exercisable at $2.00 until February 7, 2022.

**

Exercisable to acquire one unit at $3.50 per unit until June 4, 2022. Each unit consists of one common share and one-half of one warrant, with each whole warrant exercisable at $4.50 until June 4, 2022.

During the year ended December 31, 2020, the Company granted 500,000 warrants with a fair value of $80,324 to an agent for financial advisory services, which was recognized in marketing and investor relations expenses. The warrants are exercisable at a price of $0.25 per common share at any time after the volume weighted average price of the common shares is equal to or exceeds $0.62 until December 17, 2021 (the “Advisory Warrants”).

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

16.	Warrants (continued)

During the year ended December 31, 2020, the Company issued a total of 165,000 warrants to key management personnel with a fair value of $287,230. The warrants issued have exercise prices ranging between $1.51 per share and $7.60 per share and expiry dates ranging between August 13, 2021 and December 21, 2021.

The fair value of warrants issued for services discussed above and share issuance costs (note 15) was estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

	Year ended December 31
	2020	2019
Risk-free interest rate	0.26%	1.57%
Dividend yield	0%	0%
Expected volatility	147%	150%
Expected life (years)	1.28	1.0
Forfeiture rate	0%	0%

Expected annualized volatility was determined through the comparison of historical share price volatilities used by similar publicly listed companies in similar industries.

17.	Stock options

On December 31, 2019, the Company’s Board of Directors approved a stock incentive plan in accordance with the policies of the CSE. The Board of Directors is authorized to grant options to directors, officers, consultants or employees to acquire up to 10% of the issued and outstanding common shares of the Company. The exercise price will not be less than $0.10 per share and the market price of the common shares on the trading day immediately preceding the date of the grant, less applicable discounts permitted by the CSE. The options that may be granted under this plan must be exercisable for over a period of not exceeding 5 years.

The following table summarizes the continuity of the Company’s stock options at December 31, 2020 and 2019, and the changes for the years then ended:

	Number of options	Weighted average exercise price
Outstanding, December 31, 2018	—	$—
Granted	1,513,500	0.25

Outstanding, December 31, 2019	1,513,500	0.25
Granted	4,792,806	1.18
Exercised	(2,358,167)	0.26
Cancelled or forfeited	(95,500)	0.37

Outstanding, December 31, 2020	3,852,639	$1.39

Exercisable, December 31, 2020	2,995,267	$0.52

The options granted during the year ended December 31, 2019, vested immediately. The options granted during the year ended December 31, 2020, generally vest in 2 to 5 equal instalments over vesting periods ranging between 3 months and 16 months.

The weighted average share price at the date of exercise for share options exercised in 2020 was $6.96.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

17.	Stock options (continued)

Additional information regarding stock options outstanding as at December 31, 2020, is as follows:

Exercise price	Stock options outstanding*	Stock options exercisable	Expiry date
$ 9.07	5,000	—	December 7, 2023
$ 0.25	1,009,000	1,009,000	December 31, 2024
$ 0.25	1,262,500	1,262,500	January 1, 2025
$ 0.25	325,000	305,000	June 17, 2025
$ 1.31	110,000	73,333	June 24, 2025
$ 1.56	50,000	33,333	August 7, 2025
$ 1.65	30,000	10,000	September 4, 2025
$ 1.70	5,506	—	September 17, 2025
$ 1.68	250,000	166,667	September 21, 2025
$ 1.60	100,000	33,333	October 7, 2025
$ 1.74	33,333	16,667	October 13, 2025
$ 4.65	522,300	85,434	November 24, 2025
$ 8.86	150,000	—	December 5, 2025

	3,852,639	2,995,267

*	The weighted average remaining life of options outstanding is 4.30 years.

Share-based compensation expense is determined using the Black-Scholes option pricing model. During the year ended December 31, 2020, the Company recognized share-based compensation expense of $2,780,488 (2019 – $200,933) in equity reserves, of which $614,927 (2019 – $179,227) pertains to directors and officers of the Company. The weighted average fair value of options granted during the year ended December 31, 2020, was $1.13 (2019 – $0.13) per share. Weighted average assumptions used in calculating the fair value of share-based compensation expense are as follows:

	Year ended December 31
	2020	2019
Risk-free interest rate	1.25%	1.68%
Dividend yield	0%	0%
Expected volatility	145%	150%
Expected life (years)	5.0	5.0
Forfeiture rate	0%	0%

Expected annualized volatility was determined through the comparison of historical share price volatilities used by similar publicly listed companies in similar industries.

At December 31, 2020, there was $2,519,228 (2019 – $nil) of unrecognized share-based compensation related to unvested stock options.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

18.	Finance expense

Finance expense is comprised of the following:

	Year ended December 31
	2020	2019
Loss on settlement of payables (Note 15 (c))	$592,262	$—
Interest on finance lease obligations (Note 11)	345,958	42,777
Interest and accretion on short term loans (Note 12)	61,558	29,598
Interest and accretion on convertible debentures (Note 13)	86,957	103,644
Finance cost on settlement of convertible debt (Note 13)	765,000	—
Interest and accretion on related party loan (Note 14)	11,728	—
Forgiveness of loan (Note 12 (j))	(10,000)	—
Gain on settlement of debt (Note 15 (f))	(10,690)	—
Other interest	80	—
Other interest income	—	(2,751)

	$1,842,853	$173,268

19.	Other expense

Other expense is comprised of the following:

	Year ended December 31
	2020	2019
Pre-construction costs*	$129,677	$3,802
Impairment of property and equipment (Note 9)	—	11,405

	$129,677	$15,207

*

Pre-construction costs consist of conceptual design and preliminary engineering expenditures incurred on building-out its Mount Pleasant facility (Note 24(e)) and Rupert facility (Note 24(k)). These costs did not meet the capitalization criteria as set out in IAS 16, Property, Plant and Equipment.

20.	Supplemental cash flow disclosures

	Year ended December 31
	2020	2019
Adoption of IFRS 16, Leases	$—	$77,659
Fair value of Agent’s Warrants and corporate finance fee warrants	2,638,247	—
Issuance of shares for debt settlement	814,519	—
Issuance of shares pursuant to the conversion of convertible debentures	1,873,222	—
Issuance of units for finders’ fees	467,100	—
Property and equipment purchase in accounts payable	25,276	35,659
ROU assets reclassified to property and equipment	—	19,415
ROU assets acquired through leases	5,020,509	401,709

	$10,839,083	$534,442

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

21.	Financial instruments and financial risk management

Fair value measurements

At December 31, 2020 the carrying value of the Company’s cash and cash equivalents, accounts receivable, deposits, accounts payable and accrued liabilities, and loans payable, all of which are carried at amortized cost, approximate their fair value given their short-term nature.

The Company does not have any financial instruments measured at fair value in the consolidated statement of financial position.

Financial risk management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

The following is an analysis of the contractual maturities of the Company’s non-derivative financial liabilities as at December 31, 2020:

	Within 1 year	Between 1–5 years	More than 5 years
Accounts payable and accrued liabilities	$1,871,728	$—	$—
Loans payable	—	30,000	—

	$1,871,728	$30,000	$—

Interest risk

The Company’s exposure to interest risk relates to its investment of surplus cash and cash equivalents, including restricted and unrestricted short-term investments. The Company may invest surplus cash in highly liquid investments with short terms to maturity and would accumulate interest at prevailing rates for such investments. At December 31, 2020, the Company had cash and cash equivalents of $25,084,083 and a 1% change in interest rates would increase or decrease interest income by approximately $250,000.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, security deposits and receivables. The carrying amount of cash and cash equivalents, security deposits, and trade and other receivables represent the maximum exposure to credit risk, and as at December 31, 2020, this amounted to $26,826,938.

The Company’s cash and cash equivalents are held through large Canadian financial institutions and no losses have been incurred in relation to these items. The Company’s receivables are comprised of trade accounts receivable and GST receivable. At December 31, 2020 the Company has $43,153 in trade accounts receivable outstanding over 60 days, of which the Company has recognized an allowance for doubtful accounts of $39,917.

Concentration of credit risk

Concentration of credit risk is the risk of reliance upon a select number of customers which significantly impact the financial performance of the Company. The Company recorded sales from 3 wholesale distributors of the Company representing 18% of total revenue during the year ended December 31, 2020. Of the Company’s trade receivables outstanding at December 31, 2020, 81% are held with 3 customers of the Company.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

21.	Financial instruments and financial risk management (continued)

Liquidity risk

Liquidity risk is the risk that the Company will not be able to pay financial instrument liabilities as they come due. The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. As at December 31, 2020, the Company has $25,084,083 of cash and cash equivalents. The Company is obligated to pay accounts payable and accrued liabilities and the current portion of the lease liabilities with a carrying amount of $2,018,663 (see also note 1).

Foreign Currency Risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and deferred revenue that are denominated in US dollars. As at December 31, 2020, a 10% appreciation of the Canadian dollar relative to the US dollar would have increased net financial assets by approximately $102,312 (December 31, 2019 – $nil). A 10% depreciation of the Canadian dollar relative to the US dollar would have had the equal but opposite effect.

Price Risk

The Company is exposed to price risk with respect to commodity prices. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of raw materials to determine the appropriate course of action to be taken by the Company.

22.	Employee benefit expense

The breakdown of the wages and salaries costs within the consolidated statements of net loss and comprehensive loss for the years ending December 31, 2020, and 2019, are as follows:

	Year ended December 31
	2020	2019
Included in procurement expense
Wages and salaries	$1,139,362	$562,740
Share-based compensation	296,384	11,749
Included in fulfilment expense
Wages and salaries	70,578	—
Share-based compensation	27,307	—
Included in general and administrative expense
Wages and salaries	2,176,732	149,317
Share-based compensation	2,370,059	179,227
Included in marketing and investor relations expense
Share-based compensation	3,982	1,328
Included in research and development expense
Wages and salaries	287,864	82,018
Share-based compensation	82,756	8,629

Total employee benefit expense	$6,455,024	$995,008

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

23.	Capital management

The Company manages its capital structure and adjusts it based on the funds available to the Company in order to maintain operations. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company defines capital that it manages as shareholders’ equity and debt. The Company has historically relied on debt and more recently the equity markets to fund its activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable to ensure optimal capital structure to reduce cost of capital. The Company is not currently subject to externally imposed capital requirements.

24.	Commitments

Finance leases

a)

On December 22, 2017, the Company entered into a lease agreement for retail and storage space located at 6-1701 Douglas Street, Victoria, BC. The lease is for a 5-year term, commencing on August 1, 2017 and expiring on July 31, 2022. The base rent due under the lease agreement is $1,252 per month during the first year and increases each subsequent year. For years 2-5, the monthly rent payable is equal to the current monthly minimum rent multiplied by the annual increase of the Consumer Price Index (“CPI”) for the current lease year just ended over the previous lease year. CPI is defined as the consumer price index for the Greater Victoria Area issued by any bureau of statistics for the Government of Canada. The Company will also pay additional rent equivalent to 4% of the Company’s gross retail sales, excluding sales from wholesale orders, in excess of $2,000,000 per annum.

b)

On January 1, 2019, the Company entered into a sub-lease agreement for kitchen and retail space located at 2527 Government Street, Victoria, BC. The lease is for a 4.5-year term, expiring on June 30, 2023. The base rent due under the sub-lease agreement is $3,950 per month for the period from January 1 to June 30, 2019, $4,350 per month for the period from July 1, 2019 to June 30, 2020, $4,600 per month for the period from July 1, 2020 to June 30, 2021, $4,800 per month for the period from July 1, 2021 to June 30, 2022, and $5,050 per month for the period from July 1, 2022 to June 30, 2023.

Also, in relation to the January 1, 2019 sub-lease agreement, the Company entered into a rental agreement for the use of fixtures and equipment located at 2527 Government Street, Victoria, BC. The lease is for a 4.5-year term, expiring on June 30, 2023. The rent due under the rental agreement is $250 per month for the period from January 1, 2019 to June 30, 2020, $300 per month for the period from July 1, 2020 to June 30, 2021, and $350 per month for the period from July 1, 2021 to June 30, 2023.

c)

On January 9, 2019, the Company entered into a lease agreement for restaurant production equipment. The lease is for a 3-year term, expiring on January 9, 2022. The Company is required to make 36 monthly payments of $1,858. At the expiration of the lease, the Company shall have the option to purchase the equipment for $10.

d)

On January 9, 2019, the Company entered into a lease agreement for restaurant production equipment. The lease is for a 3-year term, expiring on January 9, 2022. The Company is required to make 36 monthly payments of $2,232.

e)

On January 22, 2020, the Company entered into a lease agreement for a facility located in the Mount Pleasant area of Vancouver, BC, which commences September 1, 2020 for a 10-year term. The facility will house the Company’s second restaurant, along with space for research and

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

24.	Commitments (continued)

development, and offices. Pursuant to the lease agreement, the annual base rent is $332,832 per annum for years 1-3, $348,434 per annum for years 4-6, and $369,236 per annum for years 7-10. The Company paid a security deposit of $246,237, which will be applied towards the rent due for each of the 3rd, 13th, and 25th months of the term, with the balance being held as a security deposit. As at December 31, 2020, a balance of $232,242 is included in prepaids and deposits. Of this amount, $43,502 (Note 7) is presented as current asset and the remaining balance as non-current asset. The lease agreement includes an option to renew for two consecutive five-year periods.

f)

On April 8, 2020, the Company entered into a lease agreement for storage space located in Victoria, BC. The lease is for 2 years and 16 days, commencing on April 15, 2020 and expiring on April 30, 2022. The base rent due under the lease agreement is $1,445 per month during the first year and $1,576 per month during the second year.

g)

On June 4, 2020, the Company entered into agreements for the purchase of production equipment. Pursuant to the purchase agreements, the Company is required to pay 30% deposit of the purchase price totaling $454,848, and the balance is due in 60 equal payments totaling $19,974 per month at an annual interest rate of 5%, starting from the date of the delivery. As at December 31, 2020, the equipment has not been delivered and the deposits of $454,848 are included in prepaids and deposits.

h)

On August 31, 2020, the Company entered into a lease agreement for a production and distribution facility located in Patterson, California, which commenced on September 1, 2020. The term of this lease is for 5 years and 7 months, expiring on February 28, 2026, with 2 options to extend the term of the lease, each for an additional term of 5 years. Pursuant to the lease agreement, the annual base rent is US$24,743 per month starting April 1, 2021 and no rent is required for the period from September 1, 2020 to March 31, 2021. The base rent is to be adjusted by 3% on the 1st of April of each year commencing from April 1, 2021. The Company paid a security deposit of $410,189 (US$321,659) which is included in prepaids and deposits.

i)

On September 8, 2020, the Company entered into a lease agreement for the storage space located in Victoria, BC. The lease is for 1 year and 7 months, commencing on October 1, 2020 and expiring on April 30, 2022. The base rent due under the lease agreement is $5,082 per month during the first year and $5,544 per month during the remaining term.

j)

On September 22, 2020, the Company entered into a lease agreement for a facility located in the Victoria, BC, which commences January 1, 2021 for a 10-year term. The facility will house the Company’s third restaurant. Pursuant to the lease agreement, the annual base rent is $44,975 per annum for years 1-2, $47,545 per annum for years 3-4, $50,115 per annum for years 5-6, $51,400 per annum for years 7-8, and $52,685 per annum for year 9-10. The lease agreement includes an option to renew for two consecutive five-year periods. The Company paid a security deposit of $12,256 which is included in prepaids and deposits.

k)

On November 11, 2020, the Company entered into a lease agreement for the Rupert facility located in Vancouver, BC, for an initial 10-year term with renewal options for two additional 5-year terms. The facility comprises several units of approximately 45,000 square feet of production, refrigeration, warehousing, R&D and office space. Pursuant to the agreement, the lease commences June 1, 2021 with early possession permitted between January 11, 2021 and March 1, 2021. The annual base rent is $881,528 per annum for years 1 to 2, $961,306 per annum for years 3 to 4, $1,007,177 per annum in years 5 to 7, $1,053,048 per annum in years 8 to 9, and $1,098,919 per annum in year 10. The Company paid a security deposit of $222,249 which is included in prepaids and deposits.

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

24.	Commitments (continued)

Operating leases

As at December 31, 2020, the Company did not have any future payments required under non-cancellable operating leases contracted for but not capitalized in the financial statements.

25.	Segmented Information

The Company’s chief operating decision makers currently review the operating results of the Company as a single reportable operating segment – being the manufacture and distribution of vegan meats.

The Company operates in two geographic regions: Canada and the United States. The following is a summary of the Company’s activities by geographic region for the years ended December 31, 2020 and 2019:

	Canada	United States	Total
Total non-current assets as at December 31, 2020	$3,407,364	$3,158,997	$6,566,361
Revenues for the year ended December 31, 2020	$4,003,507	$633,331	$4,636,838

Total non-current assets as at December 31, 2019	$702,909	$—	$702,909
Revenues for the year ended December 31, 2019	$999,797	$—	$999,797

26.	Income taxes

A reconciliation of the expected income tax recovery to the actual income tax recovery is as follows:

	Year ended December 31
	2020	2019
Net loss	$(13,858,000)	$(2,341,544)
Statutory tax rate	27%	11%

Expected income tax recovery at the statutory tax rate	(2,730,000)	(258,000)
Non-deductible items and other	872,000	29,000
Share issue costs	(487,000)	(9,000)
Effect of change in statutory tax rates	(1,291,000)	—
Change in recognized deferred assets	3,636,000	238,000

Income tax recovery	$—	$—

The significant components of deferred income tax assets and liabilities as at December 31, 2020 and 2019 are as follows:

	As at December 31
	2020	2019
Non-capital loss carry-forwards	$3,321,000	$311,000
Share issuance costs	549,000	9,000
Property and equipment, and leases	63,000	(23,000)

	3,933,000	297,000
Unrecognized deferred tax asset	(3,933,000)	(297,000)

Net deferred income tax assets	$—	$—

The Very Good Food Company | Consolidated Financial Statements December 2020 and 2019

26.	Income taxes (continued)

As at December 31, 2020, the Company has non-capital loss carry forward of $12,304,000 (2019 – $2,327,000) in Canada that are available to reduce income otherwise taxable in future years. The non-capital losses will expire, if not used, starting in 2036.

27.	Events after the reporting period

a)

On February 1, 2021, the Company entered into a lease agreement for a warehouse facility located in Victoria, BC. The lease is for a 5-year term commencing February 1, 2021 and expiring on January 31, 2026. The facility comprises approximately 6,288 square feet of warehousing space. Pursuant to the lease agreement, the annual base rent is $94,320 per annum for years 1-2, and $100,608 per annum for years 3-5. The Company paid a security deposit of $60,784, plus GST, which is included in prepaids and deposits at December 31, 2020.

b)

On February 24, 2021, the Company completed the acquisition of The Cultured Nut Inc. pursuant to a share purchase agreement. In consideration for the acquisition, the Company issued 139,676 common shares, paid $1,000,000 and agreed to pay $1,000,000 upon the successful achievement of certain milestones related to the integration of The Cultured Nut Inc.’s business over a 12 month period.

c)

On March 11, 2021, the Company completed the acquisition of Lloyd-James Marketing Group Inc. pursuant to a share purchase agreement. In consideration for the acquisition, the Company issued 62,329 common shares, paid $325,000 and agreed to pay $350,000 upon the successful achievement of certain milestones related to the achievement of specific sales targets during the fiscal period ended December 31, 2021.

d)

Subsequent to December 31, 2020, the Company issued a total of 99,167 common shares pursuant to the exercise of stock options with exercise prices ranging between $0.25 per share and $1.74 per share for gross proceeds of $209,118.

e)

Subsequent to December 31, 2020, the Company issued a total of 350,183 common shares and 273,867 units pursuant to the exercise of warrants with exercise prices ranging between $1.30 per share and $4.50 per share for gross proceeds of $2,201,983 of which $19,500 was received at December 31, 2020. Each unit consisted of one common share and one-half of one warrant with exercise prices ranging between $2.00 and $4.50 with terms ranging until between February 7, 2022, and June 4, 2022.

f)

Subsequent to December 31, 2020, the Company granted a total of 4,580,000 stock options. The stock options granted have exercise prices ranging between $5.72 per share and $7.10 per share and expiry dates ranging between January 4, 2024 and January 29, 2026.

g)	Subsequent to December 31, 2020, the Company issued a total of 34,303 common shares for marketing services.

h)	Subsequent to December 31, 2020, 120,000 unvested stock options were cancelled due to the departure of three employees.

The Very Good Food Company Inc. 2748 Rupert Street, Vancouver, BC, V5M 3T7 Canada 1.855.526.9254 hello@verygoodfood 213892-001 .com www.verygoodfood.com